Exhibit 23.4

Consent of Independent Registered Public Accounting Firm

BBCN Bancorp, Inc.

Los Angeles, California

We hereby consent to the incorporation by reference in the amended joint proxy / prospectus of BBCN Bancorp, Inc. constituting a part of this Registration Statement on Form S-4 Pre Effective Amendment No. 2 of our reports dated March 3, 2016, relating to the consolidated financial statements and the effectiveness of BBCN Bancorp, Inc.’s internal control over financial reporting appearing in the Company’s Annual Report on Form 10-K/A for the year ended December 31, 2015.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Los Angeles, CA

May 13, 2016